EXHIBIT 10.1

Federal-Mogul UK Filing Group – In Administration/In Chapter 11

Agreement between Federal Mogul Corporation (“FMC”), T&N Limited (“T&N”),

the other Plan Proponents, High River Limited Partnership, the Administrators

and the Pension Protection Fund

1	The Administrators shall, as quickly as is reasonably practicable, promote and recommend Schemes and/or CVAs, as necessary, for T&N and the Companies (defined below) to give effect to the terms set out in this Agreement (as revised, if applicable pursuant to Clause 4(b) below, the “Schemes/CVAs”). As more fully described herein:

(a)	In the cases of each of the Companies other than T&N, creditors (other than UK Inter-Company Claimants, US Asbestos PI Claimants, Canadian Asbestos PI Claimants and ROW Asbestos PI Claimants) shall prove their claims and, if such claims are admitted in the UK process in accordance with this Agreement, shall be entitled to a dividend that takes into account all claims except UK Inter-Company Claims, US Asbestos PI Claims Canadian Asbestos PI Claims and ROW Asbestos PI Claims against such companies, and dividends shall be payable to such creditors exclusively from the reserves established pursuant to Clause 8(e) below.

(b)	In relation to T&N, separate arrangements apply to different creditors and creditor groups which are recorded in this Agreement and shall be embodied in the Scheme/CVA of T&N.

As soon as possible after the execution of this Agreement in accordance with Clause 22 below and its filing with the US Court in accordance with Clause 3(e) below, the Administrators shall reinstate in favour of the UK Group Companies’ directors the consent pursuant to section 14(4) of the Insolvency Act 1986 (UK) as set out in clause 3.3 of the Protocol. Following the occurrence of the UK Effective Date, the Administrators shall, as quickly as is reasonably practicable, seek the Administrators’ release and discharge from the UK Court.

2	The following expressions have the following meanings:

(a)	Administrators means, in relation to a Company, those administrators appointed by the UK Court from time to time in respect of that Company and such expression shall include where the context permits supervisors or Scheme administrators under any Scheme/CVA.

(b)	Agency Companies means those companies within the UK Group which carry on or have carried on business as agents for T&N under the terms of formal agency agreements entered into by those companies with T&N.

(c)	APD means asbestos property damage.

(d)	Australian Asbestos PI Claim means any asbestos personal injury claim against a Company on the part of a person domiciled in Australia which has been or could be brought in the Australian courts, and Australian Asbestos PI Claimant means any holder of an Australian Asbestos PI Claim.

(e)	Canadian Asbestos PI Claim means any asbestos personal injury claim against a Company on the part of a person domiciled in Canada which has been or could be brought in the Canadian courts, and Canadian Asbestos PI Claimant means any holder of a Canadian Asbestos PI Claim.

(f)	Cape Claim means any asbestos personal injury claim against a Company on the part of a person domiciled outside the UK which has been or could be brought in the UK Courts, and Cape Claimant means any holder of a Cape Claim. For the avoidance of doubt, Cape Claims shall not include any asbestos personal injury claim against a UK Group Company on the part of a person domiciled in the US or Canada.

(g)	Champion Pension Scheme means the pension scheme currently sponsored by Federal-Mogul Ignition (UK) Limited and governed by a Definitive Deed and Rules dated 30 December 1991 as subsequently amended.

(h)	Chester Street means all or any of (i) Chester Street Insurance Holdings Limited, (ii) Chester Street Employers Association Limited, (iii) QBE Insurance Company (UK) Limited, (iv) all or any shipyard companies insured by the entities referred to in (i) to (iii), and (v) any employee or employees of those insured shipyard companies and (vi) the Financial Services Compensation Scheme, and Chester Street Claims means any claims by one or more of those parties.

(i)	Companies means those companies within the UK Group Companies in respect of which the Administrators shall propose Schemes/CVAs in accordance with this Agreement, as listed in the annexed schedule, and Company means any one of the Companies.[1]

(j)	CVA means a company voluntary arrangement under Part I of the Insolvency Act 1986 (UK).

(k)	Debtors means FMC and each of its affiliates that is currently the subject of a proceeding under Chapter 11 of the United States Bankruptcy Code and US Debtors means those of the Debtors which are not UK Group Companies.

[1]	The Administrators and the Plan Proponents shall cooperate in the resolution of any UK insolvency cases of the UK Group Companies for which no Scheme/CVA is proposed.

(l)	EIRC Settlement Agreements has the same meaning as in the Third Witness Statement of Neil Robert Griffiths dated 4 February 2005 made in proceedings before the UK Court.

(m)	EL means employer’s liabilities and EL Policies means EL policies of insurance taken out by any of the UK Group Companies.

(n)	English business day means any day other than a Saturday, Sunday or public holiday in England and Wales.

(o)	Future Asbestos PI Claimant means any asbestos personal injury claimant against a Company where (i) the exposure to asbestos has taken place, but (ii) the claimant’s cause of action against the Company accrues after the Schemes/CVAs are proposed.[2]

(p)	Hercules Policy means the asbestos liability policy number CZ 7/96 ASB/096 dated 30 December 1996 and made between T&N and Curzon Insurance Limited.

(q)	Non-UK Inter-Company Claim means any claim against a Company on the part of any company in the Federal Mogul group of companies which is not a UK Group Company.

(r)	Notes has the meaning given to it by Clause 3(b)(i).

(s)	Plan Proponent means any of the Unsecured Creditors Committee, the Asbestos Claimants Committee, the Future Claimants Representative and the Equity Committee appointed in the Debtors’ Chapter 11 cases, the Debtors, JPMorgan Chase Bank, as Administrative Agent for the holders of prepetition bank claims, and Plan Proponents means all of them.

(t)	Protocol means the Cross Border Insolvency Protocol dated 1 October 2001.

(u)	Pension Protection Fund means the Board of the Pension Protection Fund, established under Part 2 of the Pensions Act 2004 (UK).

(v)	Purchase Price means the price payable by FMC or its designee to the Administrators under Clause 6 in the event that FMC makes a Top Up Offer in accordance with Clause 2(ee) and pursuant to Clause 3(b)(ii).

(w)	Reinsurance Agreement means the reinsurance agreement dated 30 December 1996 and made between Curzon Insurance Limited and the Reinsurers.

[2]	This definition may be amended by agreement between the Administrators, the Asbestos Claimants Committee and the Future Claimants Representative to reflect the terms of or determination of the application for directions referred to Clauses 3(h) and 4(f).

(x)	Reinsurers means Centre Reinsurance International Company, European International Reinsurance Company Limited and Muenchener Rueckversicherungs-Gesellschaft.

(y)	ROW Asbestos PI Claim means any asbestos personal injury claim against a Company except Australian Asbestos PI Claims, Cape Claims, Canadian Asbestos PI Claims, UK Asbestos PI Claims and US Asbestos PI Claims, and ROW Asbestos PI Claimant means any holder of a ROW Asbestos PI Claim.

(z)	Sale has the meaning given to it by Clause 3(b)(i).

(aa)	Sale Agreement means that certain Sale Agreement relating to the Notes dated as of 3 August 2005 among T&N, the Administrators and Deutsche Bank AG, London.

(bb)	Scheme means a scheme of arrangement under section 425 of the Companies Act 1985 (UK).

(cc)	Sedgwick means Sedgwick UK Risk Services Limited, Sedgwick OS Limited and Marsh USA Inc.

(dd)	Section 75 claim means a claim pursuant to section 75 of the Pensions Act 1995 (UK).

(ee)	Top Up Offer means an offer made by FMC or its designee to the Administrators at any time after an order has been made by the US Court as provided for by Clauses 3(i)(iii) and 4(e) in connection with the Notes which offer provides that:

(i)	FMC or its designee shall pay to the Administrators (whether by way of a price for the acquisition by FMC or such designee of the Notes or otherwise) the Purchase Price in accordance with Clause 6,

(ii)	FMC shall indemnify the Administrators in respect of any claims asserted against the Administrators personally by Deutsche Bank AG under the Sale Agreement as a consequence of the Administrators’ acceptance of a Top Up Offer, subject to FMC’s right to be consulted in relation to the defence of any such claims and to consent to any settlement[3],

(iii)	the Purchase Price and the indemnity obligation shall be accorded priority as allowed administrative expenses of the US Debtors’ Chapter 11 cases not subject to any set off or cross claims whatsoever (which Purchase Price may be funded through a draw on the DIP facility or other available funds),

[3]	With effect from the date of the discharge of the administration order in respect of T&N, T&N shall indemnify FMC for any amount paid pursuant to such indemnity.

(iv)	the closing shall take place on a date to be determined by the FMC or its designee, which date shall have permitted the Administrators to comply with any obligations placed upon them under section 5.1 of the Sale Agreement and subject to this, shall:

(aa)	be no earlier than the order of the US Court referred to in Clauses 3(i)(iii) and 4(e) below, and

(bb)	be no later than 7 English business days after the date upon which meetings of creditors are held for the purpose of voting on the Schemes/CVAs, or in the event that no such meetings take place for any reason, whether due to the termination of this Agreement or otherwise, no later than 28 February 2006 (unless the Administrators and the Plan Proponents acting together agree to extend this deadline); and

(v)	subject to Clause 6, the Purchase Price shall be payable on the closing date.

(ff)	T&N Pension Scheme means the T&N Retirement Benefits Scheme (1989) and the Trustees thereof.

(gg)	Transferred Cash has the meaning given to it by Clause 6(D)(i).

(hh)	UK Effective Date means the date upon which the Schemes/CVAs become effective in accordance with their terms, which terms shall provide (i) that the effectiveness of each Scheme/CVA shall be conditional upon the effectiveness of all others (unless that condition is waived in respect of any Scheme/CVA by the Administrators with the agreement of the Plan Proponents), and in the case of CVAs (ii) for the CVAs to become effective upon the later of (I) the expiry of the 28 day challenge period under section 6(3)(a) of the Insolvency Act 1986 or (II) the withdrawal or dismissal of any and all such challenges.

(ii)	UK Group Companies means all the 134 Federal Mogul UK group companies which are currently in Administration and also parties to the Chapter 11 filing in the Bankruptcy Court for the District of Delaware.

(jj)	UK Inter-Company Claim means any claim (other than T&N’s claims against Federal-Mogul Ignition (UK) Limited and Federal-Mogul Sealing Systems (Cardiff) Limited which shall be provable in the Schemes/CVAs and payable from the reserves referred to in clause 8(e)) on the part of a UK Group Company against a Company, and UK Inter-Company Claimant means any holder of a UK Inter-Company Claim.

(kk)	UK Asbestos PI Claim means any asbestos personal injury claim against a Company on the part of a person domiciled in the UK which has been or could be brought in the UK courts, and UK Asbestos PI Claimant means any holder of a UK Asbestos PI Claim.

(ll)	UK Asbestos Trust means a trust to be established pursuant to the Schemes/CVAs for the benefit of holders of UK Asbestos PI Claims, Cape Claims and Australian Asbestos PI Claims.

(mm)	US Asbestos PI Claim means any asbestos personal injury claim against a Company on the part of a person domiciled in the US which has been or could be brought in the US courts, and US Asbestos PI Claimant means any holder of a US Asbestos PI Claim.

(nn)	US Asbestos Trust means a trust for the benefit of holders of asbestos personal injury claims other than UK Asbestos PI Claims, Cape Claims and Australian Asbestos PI Claims (the trustees of which are initially appointed by the Asbestos Claimants Committee) which is or is intended to become a trust for the purposes of section 524(g) of the US Bankruptcy Code pursuant to an existing or intended US plan of reorganization in respect of the UK Group Companies, and in the absence of any such plan of reorganisation shall be interpreted to mean the holders of all asbestos personal injury claims other than UK Asbestos PI Claims, Cape Claims and Australian Asbestos PI Claims.

3	Subject to Clause 6, the Administrators’ undertakings outlined in this Agreement are subject to the following conditions subsequent:

(a)	The UK Effective Date shall have occurred by no later than the close of business London time on 28 February 2006,

(b)	Either:

(i)	on or before 20 January 2006 (and subject to Clause 25 below) the sale of the European Loan Notes (“the Notes”) by the Administrators pursuant to the Sale Agreement (“the Sale”) shall have been completed, or

(ii)	on or before 18 November 2005 (or such later date to which the Administrators agree), FMC or its designee shall have made a Top Up Offer to the Administrators (it being acknowledged that neither T&N nor the Administrators solicited FMC’s approach in respect of the Notes).

(c)	With effect from the UK Effective Date, FMC shall indemnify the UK Group Companies (and such indemnity obligation shall be treated as an administrative expense in FMC’s Chapter 11 case), and with effect from the date of the discharge of the administration order in respect of T&N, T&N shall indemnify those UK Group Companies other than itself, in respect of any amounts actually payable (whether actually payable in full as an administration expense or in part by way of dividend at a rate equal to the dividend rate payable under clauses 8(e) or 8(f), as appropriate) by any of the UK Group Companies to HM Revenue & Customs for Corporation Tax liabilities in respect of any period ending on or before the date of the discharge of the administration order in respect of the relevant UK Group Company.

(d)	Each of the Plan Proponents shall have supported approval of the Schemes/CVAs that implement the distributions and treatments set forth herein and shall not raise in any court of competent jurisdiction any objection thereto whether on the ground of material irregularity or unfair prejudice or otherwise provided such Schemes/CVAs are consistent with this Agreement.

(e)	By no later than the close of business New York time on 26[4] September 2005, this Agreement shall have been executed by the parties in accordance with Clause 22, and shall have been filed with the US Court.

(f)	By no later than the close of business New York time on 30 September 2005 or as soon thereafter as the US Court schedules a hearing, the terms of this Agreement shall have been summarised for the record of the US Court and each of the Plan Proponents, High River Limited Partnership and the Administrators shall have represented to the US Court that it supports the terms set out herein.

(g)	By no later than the close of business London time on 14 November 2005, the UK Court shall have approved the Administrators’ entry into this Agreement (to the extent the UK Court considers such approval to be necessary or appropriate) and shall have directed pursuant to an application by the Administrators that the Administrators do, or are at liberty to, propose Schemes/CVAs in respect of the Companies to give effect to the terms of this Agreement.

(h)	By no later than the close of business London time on 14 November 2005, the UK Court shall have heard the Administrators’ proposed application for directions as to whether Future Asbestos PI Claimants:

(i)	are capable of being bound and having their claims compromised by Schemes/CVAs, and

(ii)	may prove their claims in a liquidation,

and shall have determined that they are so bound and may so prove.

(i)	By no later than the close of business New York time on 14 November 2005, the US Court shall have granted an order or orders which:

(i)	approves all of the Debtors’ obligations under this Agreement and authorises the Debtors’ performance of the same; and

(ii)	permits the Administrators to propose and implement the Schemes/CVAs in respect of the Companies as described herein; and

(iii)	if FMC elects to make a Top Up Offer, authorises (but does not require) FMC or its designee to make a Top Up Offer on or before 18 November 2005; and

(iv)	approves the extension, if necessary, of the Debtors’ DIP facility to facilitate payment of the Purchase Price in the event that a Top Up Offer is made, in accordance with the criteria set out in Clauses 2(ee) and 6; and

(v)	pursuant to the application referred to in Clause 25, approves the Sale Agreement on terms such that:

(aa)	the sale of the Notes in accordance with the Sale Agreement, is approved in circumstances where FMC (or its designee) has not made a Top Up Offer to the Administrators by 18 November 2005, and

(bb)	in circumstances where FMC (or its designee) has made a Top Up Offer to the Administrators by 18 November 2005, the break fee payable to Deutsche Bank under the Sale Agreement may be paid following the Administrators’ acceptance of such Top Up Offer in accordance with Clause 6.

(j)	In the event that FMC or its designee shall have made a Top Up Offer to the Administrators in accordance with Clause 3(b)(ii), the Administrators and FMC (or its designee) shall have entered into a binding agreement in mutually acceptable terms to give effect to the acceptance of the Top Up Offer in accordance with Clause 6 by 9 December 2005.

[4]	This deadline assumes that terms will have been agreed by 14 September, to provide sufficient time for agreement by the Pension Protection Fund and the T&N creditors’ committee’s resolution under Clause 22.

(k)	The Plan Proponents shall have complied fully with their obligations under Clauses 23 and 25.

(l)	Prior to the convening of creditors’ meetings to vote on the Schemes/CVAs by the Companies’ creditors, there shall have occurred one of the insolvency events referred to in Section 121(3) of the Pensions Act 2004 (as amended) in respect of Daido Industrial Bearings Europe Limited (registered in England and Wales with company number 03616334) (“Daido”), or any section 75 claim against Daido shall have been discharged.

(m)	The Pensions Regulator shall, by 30 September 2005, have granted the clearance which is referred to in Clause 16.

4	With the exception of Clauses 6 and 25, each Plan Proponent’s undertakings outlined in this Agreement are subject to the following conditions subsequent:

(a)	The UK Effective Date shall have occurred by no later than the close of business London time on 28 February 2006.

(b)	Following the making of the orders referred to in Clauses 3(g) and 3(i)(ii), the Administrators shall have promptly promoted Schemes/CVAs (including revised Schemes/CVAs, if necessary and appropriate, in response to a successful challenge including under section 6(3)(a) of the Insolvency Act 1986) for the Companies that are consistent with this Agreement and are reasonably acceptable to the Plan Proponents acting together and the Pension Protection Fund.

(c)	By no later than the close of business New York time on 10 October 2005, the Plan Proponents acting together and the Administrators shall have reached and documented an agreement (the “Cooperation Agreement”) between FMC, certain of the UK Group Companies and the Administrators, upon a process (including the ordering and timing of events) concerning (i) completion of the UK insolvency proceedings of the UK Group Companies, and (ii) the disposition of or other dealing with the Notes that shall, subject to Clause 25 below, maximize the tax efficiencies of such completion, disposition or other dealing and such Cooperation Agreement shall require that the Administrators and the UK Group Companies shall (so far as is not inconsistent with their obligations under the Sale Agreement) comply with all reasonable requests from FMC to minimize Corporation Tax liabilities and shall provide that FMC shall have conduct of all filings and agreements of tax returns, and any dispute, relating to such Corporation Tax liabilities, subject, during the period ending on the date of discharge of the relevant administration order, to taking account of the reasonable comments of the Administrators, provided however that (i) such Cooperation Agreement shall provide for a right of termination in favour of the Administrators in the event of termination of this Agreement by any party and (ii) in the event of a termination of the Cooperation Agreement in circumstances where a Top Up Offer has been accepted by the Administrators in accordance with Clause 6, the Administrators shall cooperate with FMC with respect to any tax liabilities arising in connection with the Notes provided that any such cooperation and the impact thereof on the UK Group Companies is consistent with the discharge of their duties under UK law.

(d)	By no later than the close of business New York time on 30 September 2005, or as soon thereafter as the US Court schedules a hearing, the terms of this Agreement shall have been summarised for the record of the US Court and each of the Plan Proponents, High River Limited Partnership and the Administrators shall have represented to the US Court that they support the terms set out herein.

(e)	If FMC applies to the US Court for authority to make a Top Up Offer, the US Court shall have entered an order which grants such application and authorises (but does not require) FMC or its designee to make a Top Up Offer.

(f)	By no later than the close of business London time on 14 November 2005, the UK Court shall have heard the Administrators’ proposed application for directions as to whether Future Asbestos PI Claimants are capable of being bound and having their claims compromised by Schemes/CVAs (such application to be heard on the same day and by the same Judge as the application referred to in Clause 3(g) (in so far as practicable and in so far as the UK Court allows)), and by the date upon which the Administrators summon creditors’ meetings to consider and vote upon the Scheme/CVA proposals, the UK Court shall have determined that they are so bound.

(g)	The Pensions Regulator shall, by no later than the close of business London time on 30 September 2005 have granted the clearance which is referred to in Clause 16.

5	With the exceptions of Clauses 6 and 25 which shall survive any termination of this Agreement:

(a)	If any of the conditions specified in Clauses 3(b), 3(c), 3(e), 3(f), 3(g), 3(h), 3(i), 3(j) 3(l) or 3(m) are not timely satisfied, or the Plan Proponents fail to satisfy any of the conditions specified in Clause 3(d) or 3(k), then the Administrators shall have the right, upon 2 English business days’ written notice to the other parties to this Agreement, to terminate this Agreement.

(b)	Moreover, if this Agreement is terminated, nothing in this Agreement shall prevent the Administrators from terminating any protocol then in force, and, if so terminated, the Administrators may resume full control of the businesses and the Schemes/CVAs relating to the Companies will be deemed to have failed.

(c)	If any of the conditions specified in Clauses 4(c), 4(d), 4(e), 4(f), or 4(g) are not timely satisfied or the condition in Clause 4(b) is not satisfied, then the Plan Proponents acting together shall have the right, upon 2 English business days’ written notice to the other parties to this Agreement, to terminate this Agreement.

(d)	If the condition specified in Clauses 3(a) and 4(a) is not timely satisfied, then each of (i) the Administrators and (ii) the Plan Proponents acting together shall have the right, upon 2 English business days’ written notice to the other parties to this Agreement to terminate this Agreement; provided, however, that the Administrators and the Plan Proponents may, by agreement, extend the deadline for reaching the UK Effective Date.

(e)	If the condition specified in Clause 3(h) is not timely satisfied, then the Pension Protection Fund shall have the right, upon 2 English business days’ written notice to the other parties to this Agreement, to terminate this Agreement.

6	In the event that FMC or its designee timely makes a Top Up Offer in accordance with Clause 2(ee) and pursuant to Clause 3(b)(ii), the Administrators, after complying with their obligations under the Sale Agreement, shall (subject as follows) accept such Top Up Offer by entering into a binding agreement with FMC (or its designee) in mutually acceptable terms to give effect to the Top Up Offer and such agreement shall provide:

(a)	that, immediately upon signing the agreement, FMC or its designee shall secure its obligations under the agreement by making a cash payment to the Administrators in a sum equal to the Purchase Price to be established in the manner set out in Clause 6(D)(ii), or otherwise by providing a bank guarantee or letter of credit in respect of such sum and in terms acceptable to the Administrators which terms shall provide for automatic payment of the secured sum to the Administrators on the date fixed for closing in accordance with Clause 2(ee)(iv) upon the delivery of the Notes to FMC or its designee,

(b)	that, at closing, the entire Purchase Price shall be payable (to the extent that it has not already been provided by way of cash deposit pursuant to Clause 6(a)), and

(c)	that, at the closing, the Administrators shall convey title to the Notes to FMC or its designee (it being understood that FMC or its designee may elect to have T&N retain ownership of the Notes) free and clear of all claims, liens and encumbrances (except any claims, liens or encumbrances in favour of the US Debtors).

Provided that:

(A)	The Administrators shall be required to accept such Top Up Offer made in accordance with Clause 3(b)(ii) only in circumstances where (i) each of the conditions set out in Clauses 3(e), 3(f), 3(g), 3(h), 3(i), 3(m), 4(c), 4(d), 4(e), 4(f), 4(g) have been satisfied or to the extent any or all of these conditions have not been satisfied, any party in favour of whom a right of termination exists pursuant to Clause 5 has waived that right of termination in writing, and (ii) there has been no prior termination of this Agreement.

(B)	In circumstances where a Top Up Offer has been timely made, neither FMC nor its designee shall be entitled to withdraw, abandon or rescind the Top Up Offer or any agreement giving effect to the Administrators’ acceptance thereof, whether or not this Agreement is terminated and whether or not the UK Effective Date ever occurs.

(C)	In circumstances where a Top Up Offer has been accepted by the Administrators by the entry into an agreement in the terms described in this Clause 6, the Administrators shall not be entitled to withdraw, abandon or rescind such agreement giving effect to their acceptance thereof, whether or not this Agreement is terminated and whether or not the UK Effective Date ever occurs.

(D)	The Purchase Price payable by FMC or its designee and the funding of the continued trading operations of the UK Group Companies shall be calculated and provided for as follows:-

(i)	Upon the signing of the agreement to be entered into under this Clause 6, the Administrators shall transfer to new bank accounts under their sole control:

(aa)	such amount as shall be payable as a break fee under the Sale Agreement, and

(bb)	the remainder of the cash held in the administration bank accounts for the UK Group Companies at that date or, subject to sub-clause 6(D)(v)(dd) received thereafter, including, without limitation, from any sale of assets, save for a sum of £20 million (the sum referred to in this sub-clause (bb) being the “Transferred Cash”).

(ii)	The Purchase Price shall be the total amount required at the date of signing the agreement to fund the payments to be made and reserves to be established under Clause 8, after giving credit for the Transferred Cash.

(iii)	The Purchase Price shall be subject to subsequent adjustment prior to the closing in accordance with Clause 6(D)(v)(dd).

(iv)	The cash left in the original administration bank accounts (totalling £20 million at the date of signing the agreement to be entered into under this Clause 6 (the “Relevant Date”)) together with all other cash receipts (including without limitation, in respect of asset disposals) realised by the UK Group Companies after the Relevant Date (the “Working Capital”) shall be used to fund the continuing trading operations of the UK Group Companies after the date of the agreement to be entered into under this Clause 6 until the discharge of the administration orders, and shall be subject to Clause 6(D)(v).

(v)	The Purchase Price and the Working Capital shall be subject to the following adjustments:

(aa)	FMC shall be obliged, in the event that the total Working Capital falls below £15 million, to immediately pay sufficient funds into the administration accounts to restore the total Working Capital to £20 million.

(bb)	In the event that FMC has advanced any payments pursuant to the preceding Clause 6(D)(v)(aa), such sums (but only such sums) may subsequently be paid to FMC from any Working Capital in excess of £20 million.

(cc)	All deposit interest accruing on the Transferred Cash and on any cash provided by FMC or its designee by way of security under Clause 6(a) between the date of the agreement entered into under this Clause 6 and the closing shall be paid into the administration accounts and shall become part of the Working Capital.

(dd)	If at any time before closing, the Working Capital exceeds £25 million, any funds in excess of £20 million (“Excess Working Capital”) may be transferred into the Administrators’ new bank accounts which hold the Transferred Cash, in which case any such sums shall augment the Transferred Cash and will reduce the Purchase Price by a like amount, and:

(i)	in the event that the Purchase Price was secured by a cash payment under Clause 6(a), the Administrators shall upon receipt of any payment of Excess Working Capital pay an identical sum to FMC from the cash which was provided by way of security, or

(ii)	in the event that the Purchase Price was secured by bank guarantee or letter of credit under Clause 6(a), the Administrators shall upon receipt of any payment of Excess Working Capital agree that the value of such security may be reduced by an identical sum.

(ee)	The sums referred to in this Clause 6 (D) as representing levels of Working Capital may be varied by agreement between the Administrators and FMC.

7	All post-Administration liabilities incurred by the UK Group Companies (including any warranty liabilities arising on the Sale of the Notes but excluding the fees and costs to be met from the reserve referred to in Clause 8(h)) which are charged upon the assets of the UK Group Companies, shall be discharged from the assets of the companies in question without recourse to the cash retained by the Administrators in accordance with Clauses 8 and 11 below[5]. Without prejudice to the generality of the foregoing:

(a)	In the event that the claims handling costs of the Reinsurers rank for payment by T&N as administration expenses, then T&N shall have a several indemnity in respect of those expenses against the (i) US Asbestos Trust, (ii) the UK Asbestos Trust, and (iii) the reserve established pursuant to Clause 8(d) for Chester Street Claims, in the proportions equivalent to those in which the proceeds of the Hercules insurance policy is ultimately shared between the parties referred to in (i), (ii) and (iii).

(b)	In addition to the contributions which have been paid to date during the administrations, any contributions to the T&N Pension Scheme which fall due under the schedule of contributions in force from time to time in respect of active members (but not past deficit) during the administrations of the UK Group Companies and prior to the UK Effective Date shall be paid in full as administration expenses provided that such amount shall not exceed £40,000 per calendar month for the period only from 23 June 2005 to the UK Effective Date.

[5]	The Administrators have agreed to provide the Plan Proponents with (i) details of those administration expenses which were incurred outside the ordinary course of business but are unable to warrant as to the completeness of any such list (although the Administrators will warrant the accuracy of such list to the best of their knowledge), and (ii) in connection with the Sale of the Notes to Deutsche Bank, access to the written materials to which Deutsche Bank had access for their due diligence purposes and details of the process by which those written materials were identified.

8	The cash belonging to the UK Group Companies and controlled by the Administrators from all sources (including, without limitation, the net proceeds of sale of the Notes to Deutsche Bank pursuant to the Sale Agreement or from FMC or its designee in the event that the Notes are acquired by FMC or its designee or retained by T&N pursuant to a Top Up Offer and the net proceeds of the business and asset sales, if any, contemplated in Clause 23) shall be retained by the Administrators (in accordance with Clause 6(D) above) until distribution in accordance with the terms of this Agreement and the Schemes/CVAs contemplated hereby. The payments referred to in Clauses 8(a), 8(b) and 8(c) shall be distributed on the UK Effective Date. The payments referred to in Clauses 8(d) to 8(i) shall be promptly reserved for and distributed after the UK Effective Date in accordance with the procedures established by the Schemes/CVAs. Such cash shall be reserved for and distributed as follows:

(a)	In paying £193 million to the T&N Pension Scheme in full settlement of the claims of the T&N Pension Scheme against T&N, subject to Clause 7(b);

(b)	In paying £33 million to the UK Asbestos Trust (which shall only relate to all UK Asbestos PI Claims against T&N, Cape Claims against T&N and Australian Asbestos PI Claims against T&N, but which shall exclude Chester Street Claims);

(c)	In paying £5.5 million to FMC in accordance with Clause 15 below;

(d)	In paying to Chester Street, from the reserve of £22 million to be established by the Administrators for that purpose, a dividend in respect of those Chester Street Claims that are admitted in the UK process in accordance with this Agreement and the Schemes/CVAs contemplated hereby, at a rate equal to the dividend rate paid from non-insurance sources to asbestos personal injury claimants against the UK Asbestos Trust. “Non-insurance sources” means sources other than the proceeds of the Hercules Policy, the proceeds of the EL Policies and the proceeds of any other insurance policies providing cover for UK Asbestos PI Claims. Chester Street Claims shall also rank against Hercules proceeds attributable to T&N at a dividend rate equivalent to that paid from Hercules proceeds to UK Asbestos PI Claimants. Such dividends shall be drawn from and reduce Hercules proceeds attributable to T&N available for the US Asbestos Trust and the UK Asbestos Trust in the proportions 92.5/7.5 respectively;

(e)	In paying dividends to creditors of the Companies other than T&N on claims that are admitted in the UK process in accordance with this Agreement and the Schemes/CVAs contemplated hereby (excluding Corporation Tax liabilities) from cash reserves totalling in aggregate the sum of £ 115.97 million to be established in relation to each of the Companies other than T&N (in the amounts shown in the annexed schedule) by the Administrators for that purpose;

(f)	In paying dividends to the general unsecured creditors of T&N on claims that are admitted in the UK process in accordance with this Agreement and the Schemes/CVAs contemplated hereby (excluding Corporation Tax liabilities but including, subject to Clause 19, indemnity claims by Agency Companies against T&N) from the cash reserve of £5.5 million to be established by the Administrators for that purpose;

(g)	In paying dividends to APD claimants on such of their claims (if any) as are admitted in the UK process in accordance with this Agreement and the Schemes/CVAs contemplated hereby, including without limitation Clause 21 below from the cash reserve of £5.5 million to be established by the Administrators for that purpose (to be supplemented, to the extent necessary if at all, by the indemnity referred to in Clause 21);

(h)	In paying, from the cash reserve of £33 million to be established by the Administrators for that purpose:

(i)	subject as follows, the Administrators’ own reasonable remuneration and costs properly incurred after the date on which this Agreement is filed with the US Court pursuant to Clause 3(e);

(ii)	subject as follows, the reasonable costs and expenses of the Administrators’ professional advisers properly incurred after the date on which this Agreement is filed with the US Court pursuant to Clause 3(e); and

(iii)	all the costs of @visory and Close Brothers Corporate Finance,

provided that the Administrators’ reasonable remuneration and costs and the reasonable costs and expenses of their professional advisers which are properly incurred after the date on which this Agreement is filed with the US Court in dealing in any way with the APD claims shall be met by FMC pursuant to the indemnity referred to in Clause 216; and

(i)	in releasing and transferring:

(i)	any cash remaining after making the payments and establishing the reserves referred to in this Clause 8, or

[6]	For the avoidance of doubt, all references in this Clause 8(h) to costs incurred after a certain date shall be interpreted to exclude costs incurred or accrued prior to such date which are unpaid for any reason.

(ii)	subsequently, any cash remaining in any of the reserves referred to in Clauses 8(d) to (h) above after all claims against such reserves have been ascertained, agreed and paid,

to T&N or such other member or members of the UK Group as F-M UK Holding Limited may direct without any requirement that such entitlement be admitted in the UK process.

For the avoidance of doubt:

(A)	the claims referred to in Clauses 8(a) through 8(h) shall have recourse solely to the specific reserve or amount that is established for such claims (except in relation to the specified recourse to the Hercules policy or any proceeds of EL Policies);

(B)	the claims referred to in Clause 8(e) shall have recourse solely to the specific reserve that is established for such claims, and each such claim shall have recourse solely to the specific reserve established for each such Company against which such claim is asserted, except where, but only where, (i) such Company’s contribution to this reserve has been calculated by reference to the estimated quantum of claims against the Company rather than the estimated value of the Company’s assets, and (ii) the total claims which are proved in the Scheme/CVA for such Company are in excess of the contribution, in which case the Administrators may utilise any surplus funds which may exist in this aggregate reserve provided that such right in respect of any individual Company shall be capped at the estimated value of that Company’s reserves as set forth in the attached schedule.

(C)	Following the funding of the reserves and the occurrence of the UK Effective Date, the creditors entitled to payment from the reserves shall have no further claims whatsoever against the Companies. Furthermore, any Debtor or affiliate of a Debtor which may be liable in respect of any claim against a Company which is to be compromised under the Schemes/CVAs and paid from one of the reserves referred to in Clause 8 shall be released from such liability.

9	It is agreed that the amount of Non-UK Inter-Company Claims against each of the Companies which may be admitted and rank for dividend in the Schemes/CVAs shall not exceed the amount shown in the annexed schedule in respect of that Company.

10	On the UK Effective Date, FMC shall indemnify the UK Group Companies (and such indemnity obligation shall be treated as an administrative expense in FMC’s Chapter 11 case), and with effect from the date of the discharge of the administration order in respect of T&N, T&N shall indemnify those UK Group Companies other than itself in respect of any amounts actually payable (whether actually payable in full as an administration expense or in part by way of dividend at a rate equal to the dividend rate payable under clause 8 (e) or 8 (f) as appropriate) by the UK Group Companies to HM Revenue & Customs for Corporation Tax liabilities in respect of any period ending on or before the date of the discharge of the administration order in respect of the relevant Company and FMC shall not be entitled to any reimbursement from the Companies for such indemnity and FMC shall be without recourse to the cash reserves established by the Administrators to satisfy such indemnity beyond its entitlements herein. The Administrators and the UK Group Companies shall, subject to Clause 25 and the Cooperation Agreement and so far as is not inconsistent with their obligations under the Sale Agreement, comply with all reasonable requests from FMC to minimize Corporation Tax liabilities and FMC shall have conduct of all filings and agreements of tax returns, and any dispute, relating to such Corporation Tax liabilities, subject, during the period ending on the date of discharge of the relevant administration order, to taking account of the reasonable comments of the Administrators.

11	On the UK Effective Date, the Administrators shall, in addition to making or reserving for the payments in Clauses 8(a), 8(b) and 8(c) above, establish from the cash resources of the UK Group Companies the cash reserves mentioned in Clauses 8(d), 8(e), 8(f), 8(g) and 8(h) above.

12	In the event that FMC or its designee fails timely to make a Top Up Offer, (i) the Administrators shall, immediately prior to the completion of a sale of the Notes to Deutsche Bank in accordance with the Sale Agreement, pay, and FMC shall accept repayment of, its $9.1 million secured loan to T&N, and (ii) FMC shall, immediately on receipt of payment, release its charge over the Notes.

13	For the avoidance of doubt:

(a)	No US Asbestos PI Claims, Canadian Asbestos PI Claims or ROW Asbestos PI Claims, Non-UK Inter-Company Claims or UK Inter-Company Claims (other than, subject to Clause 19, indemnity claims by Agency Companies against T&N) shall be proved or shall rank for payment out of the reserves established for claims against T&N in Clause 8 above;

(b)	No UK Inter-Company Claims against Companies other than T&N shall be proved or shall rank for payment out of the reserves established in Clause 8 above, but Non-UK Inter-Company claims against the Companies shall be provable and will rank for payment, subject to Clause 9;

(c)	No US Asbestos PI Claims, Canadian Asbestos PI Claims or ROW Asbestos PI Claims against any of Companies other than T&N shall be proved or will rank for payment out of the reserves established in Clause 8 above;

(d)	All claims which are provable in the Schemes/CVAs must be proved under applicable law in the UK insolvency process (except that (i) holders of the claims referred to in Clauses 8(a) and 8(c) shall not be required to prove and (ii) the holders of the claims referred to in Clause 8(b) shall be required to prove in accordance with any trust distribution procedures established by the UK Asbestos Trust); and

(e)	No claim shall be pursued by FMC against any of the Companies for reimbursement of any sum paid by FMC (or any other company in the Federal-Mogul group) to Owens Illinois Inc (“OI”) under the terms of the proposed settlement between FMC and OI and, if the settlement with OI is not approved by the US Court and/or completed, FMC shall indemnify each of the Companies against any liability they may have or incur to OI.

14	The UK Asbestos Trust shall be established pursuant to the Schemes/CVAs and shall be a separate UK-based, UK-controlled, asbestos trust. In the event that any UK Asbestos PI Claim, Cape Claim and/or Australian Asbestos PI Claim is successfully asserted against any Company following the UK Effective Date and the claim is actually paid from the assets of any UK Group Company (but not from reserves held by the Administrators under Clause 8 in relation to any Company), the UK Asbestos Trust shall pay to FMC an amount equal to the dividend that would have been paid by the UK Asbestos Trust in respect of such claim.

15	On the UK Effective Date, the Administrators shall pay to FMC as an expense of the T&N administration, a separate fixed contribution of £5.5 million in respect of the outstanding Chapter 11 costs that have been and may be incurred by the Debtors. Beyond that, all Chapter 11 costs and Chapter 11 administrative expenses of all of the Debtors shall be borne by the US Debtors.

16	The Pensions Regulator shall by no later than the close of business London time on 30 September 2005 provide clearance under sections 42 and 46 of the Pensions Act 2004 for the transaction set out in this Agreement and in connection with such clearance shall agree that it shall not impose, enforce or make a claim for Contribution Notices or Financial Support Directions (as such terms are defined in Sections 38 and 43, respectively, of the Pensions Act 2004 (UK)) against any company that is a Debtor and/or a Re-organised Debtor or any affiliate of a Debtor and/or a Re-organised Debtor (as referred to in the applications for clearance) or any person connected with, or who is an associate of, any such company (the expressions “connected with” and “associate” having the same respective meanings as in sections 38 and 43 of the Pensions Act 2004) in respect of either or both of the T&N Pension Scheme and the Champion Pension Scheme, and FMC shall timely provide the Pensions Regulator with such information as the Pensions Regulator requires in order to process the application for clearance with this timescale.

17	Except for the payment rights provided and claims reserved hereunder, the Pension Protection Fund shall with effect from the UK Effective Date, and as a provision of the Schemes/CVAs, release each company that is a Debtor or an affiliate of a Debtor and each person connected with, or who is an associate of any such company, from any and all obligations and claims of any kind or nature whatsoever, whether fixed or contingent, liquidated or unliquidated, matured or unmatured arising from or relating in any way to obligations under or in connection with the T&N Pension Scheme or the Champion Pension Scheme for which it will assume responsibility under UK law.

18	Following the summoning of meetings of creditors and members of the Companies to consider the CVA proposals, the Pension Protection Fund shall:

(a)	not seek to prove, increase or reallocate (in any case) the Section 75 claims that have crystallised against the former participating employers of the T&N Pension Scheme in a manner that is inconsistent with the annexed schedule and if such claims are increased or reallocated by operation of law or otherwise shall not seek to enforce or collect on any such increased or reallocated amounts;

(b)	subject to Clause 18(a), agree promptly the amount of the Section 75 claims against the former participating employers of the T&N Pension Scheme;

(c)	agree that the amount of the Section 75 claims against the former participating employers of the T&N Pension Scheme shall not exceed the amount shown for each relevant Company in the annexed schedule; and

(d)	subject to Clause 7(b), waive all and any claims the T&N Pension Scheme or its Trustees may have against the Administrators or which they have asserted or could assert to rank as an expense of the administrations or a Chapter 11 administrative expense of any of the Companies.

19	The Administrators shall (and shall procure that the supervisors of any CVA shall) give notice to the Debtors, each Plan Proponent, the US Asbestos Trust[7], the Pension Protection Fund and the T&N Pension Scheme of, and shall not object to, any application by any of those parties to be heard on any application for directions or general application by them to the UK Court in any UK insolvency process under their control concerning the treatment of or principles to be applied to creditor claims covered by cash reserves (other than the cash reserves referred to in Clauses 8(a), 8(b) and 8(c)). Claims of the T&N Pension Scheme against an Agency Company which are not paid in full shall not be pursued by the T&N Pension Scheme or the Pension Protection Fund or the Agency Company against T&N for any shortfall. Any creditors holding UK Asbestos PI Claims, Cape Claims or Australian Asbestos PI

[7]	Where any such notice is given prior to the establishment of the US Asbestos Trust, it will instead be given to the Asbestos Claimants Committee and the Future Claimants Representative.

Claims entitled to pursue T&N for any shortfall (and any indemnity regarding the same asserted by the Agency Companies) shall be borne and dealt with by the UK Asbestos Trust.

20	Control of the Hercules Policy and responsibility for recoveries under and/or commutation of the Hercules Policy shall be the joint responsibility of the US Asbestos Trust and the UK Asbestos Trust. In the event that the US Asbestos Trust and the UK Asbestos Trust are unable to agree on a particular matter relating to the Hercules Policy, the UK Court shall resolve the dispute between them. The question of the amount of the Hercules Policy to which T&N and GHI/Ferodo are entitled between and among them shall be determined by the UK Court. Hercules recoveries to which T&N or asbestos personal injury claimants against T&N are determined to be entitled by the UK Court shall, subject to Clause 8(d), be split between the US Asbestos Trust and the UK Asbestos Trust as follows: 7.5% to the UK Asbestos Trust and 92.5% to the US Asbestos Trust. Hercules recoveries to which GHI/Ferodo or asbestos personal injury claimants against GHI/Ferodo are determined to be entitled by the UK Court shall be paid 100% to the US Asbestos Trust.

21	Trade and other general unsecured creditors of T&N shall be paid a set dividend level to be fixed by the Administrators in their proposals to creditors, but solely from the reserve established in Clause 8(f). Trade creditors of Agency Companies who elect to pursue T&N (and forego claims against the Agency Company) as well as any indemnity claims from Agency Companies against T&N shall be paid a set dividend level also to be fixed by the Administrators, but solely from the reserve established in Clause 8(f). APD claims against T&N shall be exclusively subjected to the UK proving process and such of those claims (if any) as are admitted shall be paid a set dividend equal to the dividend payable to general unsecured creditors from the reserve of £5.5 million established by the Administrators for that purpose under Clause 8(g). In addition, from the UK Effective Date, FMC shall indemnify (to the extent that the amounts in the following paragraphs (i) and (ii) exceed the reserve provided for in Clause 8(g) above) (i) the UK Group Companies for all and any dividends payable from time to time by the UK Group Companies to the APD claimants, and (ii) the Administrators in respect of their own reasonable remuneration and the reasonable fees and expenses of their professional advisers properly incurred in dealing with APD claims. Such indemnity right shall be treated as an administrative expense by FMC in its Chapter 11 case and held in addition to the reserves provided for in Clause 8. FMC and the Administrators (and the supervisors of any CVA) shall cooperate with and assist one another in connection with the proving process for APD claims. The Administrators and the supervisors shall not object to any application by FMC to be heard in any legal proceedings arising in any UK insolvency process under their control concerning such claims.

22	The Pension Protection Fund’s rights and powers in relation to any debts due to the T&N Pension Scheme and/or the Champion Pension Scheme arise when the Administrators summon meetings of the members and creditors of the Companies to consider and vote on the CVAs. Therefore the PPF will agree to this Agreement on the basis of the future rights and powers it will obtain following the summoning of such meetings. Accordingly, this Agreement shall be deemed to have been executed by the necessary parties when:

(a)	it has been signed by or on behalf of FMC, T&N, each of the other Plan Proponents, High River Limited Partnership and the Administrators,

(b)	the Administrators have obtained a resolution approving the Agreement from the T&N Creditors’ Committee, and

(c)	the Pension Protection Fund has indicated by letter that it will, following the commencement of an assessment period in respect of the T&N Pension Scheme and the Champion Pension Scheme, support CVAs in respect of the Companies which implement the terms hereof.

23	Each Plan Proponent shall promptly and actively support the applications of the Administrators and/or the Debtors to the US Court for approval of:

(a)	the Scheme between T&N and EL claimants regulating the distribution of the EL settlement fund to EL claimants, and

(b)	the sale of the Lydney golf course by Federal Mogul Sintered Products Limited, Federal Mogul Camshaft Castings Limited and T&N.

Furthermore, no Plan Proponent shall object to the proposed management buy out of the business of Federal Mogul Eurofriction Limited, when notice of the sale is given to them pursuant to the de minimis procedures

24	On and from the date that this Agreement has been duly signed by the Plan Proponents and High River[8], the Administrators shall stop all realisation efforts and the Administrators shall not resume such efforts until the earlier of (i) 21 September 2005 if by that date Clauses 22(b) and 22(c) have not been satisfied, or (ii) the termination of this Agreement. Furthermore, the Administrators shall not revoke the Protocol until the date upon which this Agreement is terminated. Also, absent termination of this Agreement, the Administrators shall not vary or revoke the section 14(4) consent which is to be re-instated in favour of the UK Group Companies’ directors pursuant to Clause 1 unless the proper discharge of their duties require them to do so.

[8]	For the avoidance of doubt, the obligation on the Administrators to cease realisation efforts under this Clause 24 shall take place upon the signing of the Agreement by each of the Plan Proponents and High River Limited Partnership only and shall not be dependent upon the prior performance of Clauses 22(b) and 22(c). This is however subject to the proviso set out in Clause 24.

25	FMC and/or the Administrators shall promptly seek, and the Plan Proponents shall support, approval from the US Court of the Sale Agreement on the terms specified at Clause 3(i)(v).

26	FMC and the US Asbestos Trust shall assist and cooperate with the Administrators (and the supervisors of any CVA) in the proving process for the Chester Street Claims reserved for in Clause 8(d) above. The Administrators and the supervisors shall not object to any application by FMC or the US Asbestos Trust to be heard in any legal proceedings arising in any UK insolvency process under their control concerning such claims.

27	Notwithstanding any other provision of this Agreement, the Schemes/CVAs and any US Plan of Reorganisation shall to the extent necessary or desirable contain provisions similar to Article IV of the Third Amended Plan of Reorganisation (with amendments intended to reflect changes agreed in the UK proceedings between T&N and two of the Reinsurers and with amendments to reflect this Agreement or as may be requested by FMC in accordance with the terms of the Cooperation Agreement) intended to ensure:

(a)	that the arrangements contemplated by this Agreement do not breach the terms of the Hercules Policy or the Reinsurance Agreement and that the claims handling and other rights (if any) of the Reinsurers and Sedgwick thereunder are preserved; and

(b)	that the relevant Debtors satisfy any requirements of the Hercules Policy regarding payment of claims, that the US Asbestos Trust and the UK Asbestos Trust are able (in the names of the asbestos personal injury creditors of the relevant Debtors or otherwise) to recover under the Hercules Policy and that Curzon Insurance Limited may recover under the Reinsurance Agreement;

and if and to the extent that any provision of this Agreement would (but for this provision) breach the terms of the Hercules Policy or the Reinsurance Agreement or (to the extent relevant) the EIRC Settlement Agreements, it shall be modified to the extent necessary to avoid such breach.

28	In the event that the UK Effective Date is not reached by 28 February 2006 but the Administrators and the Plan Proponents agree to extend the deadline for reaching the UK Effective Date in accordance with Clause 5(d), then interest shall become payable on the distribution of £193 million to be paid to the T&N Pension Scheme pursuant to Clause 8(a). Such interest shall accrue at a rate of 2% above the base rate for the time being of Barclays Bank from 1 March 2006 until the date of payment and it shall be funded by FMC as an administrative expense of its Chapter 11 case.

29	Subject to the limitations referred to in Clause 22 concerning the Pension Protection Fund, this Agreement is intended to have legal force and to be binding upon each of the parties.

30	The Administrators and the Pension Protection Fund shall not object to any Plan of Reorganization which is consistent with the terms of this Agreement.

31	Each party shall at its own cost do and execute, or arrange for the doing and executing of, each necessary act, document and thing as may be reasonably requested of it to implement and give effect to the provisions of this Agreement.

32	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement among the parties that are named as signatories to this Agreement. This Agreement may be executed by facsimile signature, which shall have the same force and effect as an original signature.

Dated:      September 2005

JOINT ADMINISTRATORS OF THE UK DEBTORS

By:	/s/ Simon V. Freakley
One of the Joint Administrators
(with the authority and for and on behalf of the Joint Administrators of the UK Debtors)

FEDERAL-MOGUL CORPORATION

By:	/s/ John J. Gasparovic
Title:	Senior Vice President and General Counsel

T&N LIMITED

By:	/s/ Simon V. Freakley
One of the Joint Administrators
(for and on behalf of T&N Limited)

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Nicholas Walsh
Title:	Committee Member

OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS

By:	/s/ Elihu Inselbuch
Title:	Counsel

JPMORGAN CHASE BANK, AS ADMINISTRATIVE AGENT

By:	/s/ Ann Kurinskas
Title:	Managing Director

ERIC D. GREEN, as THE FUTURE CLAIMANTS REPRESENTATIVE

By:	/s/ James Patton
Title:	Counsel to the FCR

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By:	/s/ Robert Shannon
Title:	One of its attorneys

HIGH RIVER LIMITED PARTNERSHIP

By:	/s/ Edward E. Mattner
Title:	Authorized Signatory

SCHEDULE

Company	Funds Required For Clause 8(e) Reserve (£m)	Maximum Value Of Section 75 Claim (£m)	Maximum Value Of Non-UK Inter-Company Claim (£m)
Federal-Mogul Friction Products Limited	52.06	32.89	—
Federal-Mogul Eurofriction Limited	0.93	0.11	—
Federal-Mogul Sealing Systems (Rochdale) Limited	2.73	1.41	—
Federal-Mogul Sintered Products Limited	7.48	5.15	—
Federal-Mogul Aftermarket UK Limited	7.15	4.39	—
Federal-Mogul Sealing Systems (Slough) Limited	3.00	9.18	0.08
Federal-Mogul Bradford Limited	3.60	19.26	0.97
Federal-Mogul Camshaft Castings Limited	5.30	4.14	—
Federal-Mogul Camshafts Limited	4.50	2.90	—
Federal-Mogul Powertrain Systems International Limited	1.80	3.81	0.01
Federal-Mogul Systems Protection Group Limited	0.94	0.15	—
TBA Industrial Products Limited	6.45	11.58	—
Federal-Mogul Engineering Limited	0.50	—	—
Federal-Mogul Technology Limited	3.46	3.29	—
Federal-Mogul Bridgwater Limited	4.84	4.12	0.05
Federal-Mogul RPB Shoreham Limited	0.99	—	—
Federal-Mogul Ignition (UK) Limited	7.00	—	36.50
Federal-Mogul Sealing Systems (Cardiff) Limited	3.00	—	18.61
Federal-Mogul Sealing Systems Limited	0.24	—	—

	115.97	102.38	56.22